Exhibit 99

Best Buy Reports Second Quarter Results
Domestic Segment Revenue Increased 3.9%
Non-GAAP Diluted EPS from Continuing Operations Increased 17% to $0.49
GAAP Diluted EPS from Continuing Operations Increased 18% to $0.46

MINNEAPOLIS, August 25, 2015 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the second quarter (“Q2 FY16”) ended August 1, 2015 as compared to the second quarter (“Q2 FY15”) ended August 2, 2014.

	Q2 FY16	Q2 FY15
Enterprise Revenue ($ in millions)[1]	$8,528	$8,459
Domestic segment	$7,878	$7,585
International segment[1]	$650	$874
Enterprise Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	2.7%	(2.2%)[4]
Estimated benefit of installment billing[3]	1.1%	---
Comparable sales % change[2]	3.8%	(2.2%)[4]
Domestic Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	2.7%	(2.0)%
Estimated benefit of installment billing[3]	1.1%	---
Comparable sales % change[2]	3.8%	(2.0)%
Comparable online sales % change[2]	17.0%	22.0%

	Q2 FY16	Q2 FY15
Operating Income:
GAAP operating income as a % of revenue	3.4%	2.7%
Non-GAAP operating income as a % of revenue[5]	3.4%	2.9%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.46	$0.39
Impact of cathode ray tube (CRT) settlements[6]	$(0.03)	$0.00
Impact of non-restructuring SG&A charges[7]	$0.03	$0.02
Impact of restructuring charges[7]	$0.03	$0.01
Non-GAAP diluted EPS from continuing operations[5]	$0.49	$0.42

Hubert Joly, Best Buy chairman and CEO, commented, “We believe these better-than-expected second quarter results are affirmation that our strategy of offering advice, service and convenience at competitive prices is paying off. Enterprise revenue grew 0.8% to $8.5 billion driven by a 3.9% increase in the Domestic segment, partially offset by the impact of the Canadian brand consolidation and 120 basis points of pressure from foreign currency. Better year-over-year performance in the Domestic segment drove a 50-basis point increase in the Enterprise non-GAAP operating income rate to 3.4% and a 17% increase in non-GAAP diluted EPS to $0.49. We also returned $321 million in cash to shareholders through share repurchases in addition to $81 million in regular dividends.”

Joly continued, “In the Domestic business, our comparable sales increased 2.7%, excluding the impact of installment billing3, driven by continued strong performance in major appliances, large screen televisions and mobile phones. Online comparable sales increased 17.0% as our investments in new capabilities continued to drive increased traffic and higher conversion rates. We also saw industry revenue in the NPD-tracked categories, representing 65% of our revenue, improve from a decline of 5.3% in Q1 to a decline of 1.3%8 in Q2.”

Joly concluded, “As we look forward, while we are cognizant of the recent financial market turbulence, we believe the combination of an opportunity-rich environment and the strength of our competitive advantages leads us to have a positive outlook about our future prospects, starting with the important back-to-school third quarter. We would like to thank all of our associates for their hard work and contributions to our success. The opportunities we have before us today are possible because of the talent and engagement of our entire team - and I am extremely proud of their performance and ability to win.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As Hubert said, our competitive advantages and strong execution provide us a positive outlook on our Domestic performance versus the industry, which bodes well for us as we enter the third quarter. It is difficult to know, though, if the recent volatility in the financial markets will affect overall consumer spending. To date, however, we have not seen a measurable impact versus our original expectations. As such, our outlook assumes there will be no material changes in consumer spending in the third quarter. With that said, our year-over-year non-GAAP outlook for Q3 FY16 is as follows. In the Domestic business we are expecting (1) flat to low-single digit revenue growth; and (2) an approximately flat operating income rate change driven by a higher gross profit rate offset by increased SG&A due to inflation and growth-related investments. In the International business, due to the ongoing impacts of the Canadian brand consolidation and foreign currency, we are expecting (1) an International revenue decline of approximately 30% and (2) an International non-GAAP operating income rate in the range of negative 2.5% to negative 3.5%.

“With these expectations, which assume continued strength in our Domestic business offset by the near-term impacts of Canada, at the Enterprise level we expect (1) a flat to negative low-single digit revenue growth rate and (2) an operating income rate growth of flat to negative 20 basis points. Additionally, we expect the non-GAAP continuing operations effective income tax rate to be in the range of 39% to 40%, versus 38.1% last year, which could result in a negative $0.01 year-over-year non-GAAP diluted EPS impact in Q3 FY16.”

Domestic Segment Second Quarter Results

Domestic Revenue
Domestic revenue of $7.9 billion increased 3.9% versus last year. This increase was primarily driven by (1) a comparable sales increase of 2.7%, excluding the estimated 110-basis point benefit associated with the classification of revenue for the mobile carrier installment billing plans3; (2) an estimated 110-basis point benefit associated with installment billing3; and (3) a 30-basis point impact from a periodic profit sharing payment based on the performance of the company’s externally managed extended service plan portfolio and an extended warranty deferred revenue adjustment.

From a merchandising perspective, comparable sales growth in major appliances, televisions, mobile phones (excluding the impact of installment billing3) and health and fitness was partially offset by a decline in tablets. The growth in mobile phones was primarily driven by higher year-over-year selling prices. The company also saw continued revenue declines in services. This decline of 13.1% was primarily driven by the reduction of frequency and severity of claims on extended warranties, which has reduced repair revenue, and to a much lesser extent, declining attach rates.

Domestic online revenue of $676 million increased 17.0% on a comparable basis primarily due to increased traffic and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 90 basis points to 8.6% versus 7.7% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 24.7% versus 23.4% last year. On a non-GAAP basis, gross profit rate was 24.6% versus 23.4% last year. This 120-basis point increase was primarily due to (1) the positive impact of changes in mobile warranty plans which resulted in lower costs due to lower claim frequency and severity; (2) rate improvements in computing hardware; (3) an increased mix of higher-margin large screen televisions; (4) a 25-basis point impact from a periodic profit sharing payment based on the performance of the company’s externally managed extended service plan portfolio and an extended warranty deferred revenue adjustment; and (5) an additional positive mix shift due to significantly decreased revenue in the lower-margin tablet category. These increases were partially offset by a lower rate in the mobile category driven by increased sales of higher priced iconic mobile phones, which have higher gross profit dollars but carry a lower gross profit rate.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.64 billion, or 20.8% of revenue, versus $1.52 billion, or 20.1% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.62 billion, or 20.6% of revenue, versus $1.51 billion, or 19.9% of revenue, last year. This $114 million, or 70 basis-point, increase in non-GAAP SG&A was primarily driven by investments in future growth initiatives, SG&A inflation and higher incentive compensation.

International Segment Second Quarter Results

International Revenue
International revenue of $650 million declined 25.6% versus last year. This decline was primarily driven by (1) the loss of revenue associated with closed stores as part of the Canadian brand consolidation; (2) a negative foreign currency impact of approximately 1,200 basis points; and (3) ongoing softness in the Canadian consumer electronics industry.

International Gross Profit Rate
International gross profit rate was 23.4% versus 22.9% last year. On a non-GAAP basis, gross profit rate was flat year-over-year at 22.9%.

International SG&A
International SG&A expenses were $175 million, or 26.9% of revenue, versus $227 million, or 26.0% of revenue, last year. On a non-GAAP basis, SG&A expenses were $170 million, or 26.2% of revenue, versus $227 million, or 26.0% of revenue, last year. In dollars, non-GAAP SG&A decreased $57 million primarily driven by the elimination of expenses associated with closed stores as part of the Canadian brand consolidation and the positive impact of foreign exchange rates. From a rate perspective, non-GAAP SG&A increased 20 basis point driven by year-over-year sales deleverage.

Income Taxes
In Q2 FY16, the non-GAAP continuing operations effective income tax rate increased 250 basis points to 37.1% versus 34.6% last year due to a discrete income tax benefit recognized in Q2 FY15.

For Q3 FY16, the non-GAAP continuing operations effective income tax rate is expected to be in the range of 39% to 40%, versus 38.1% last year, which could result in a negative $0.01 year-over-year non-GAAP diluted EPS impact in Q3 FY16.

Dividends and Share Repurchases
On July 2, 2015, the company paid a quarterly dividend of $0.23 per common share outstanding, or $81 million.

On March 3, 2015, the company announced the intent to repurchase $1 billion worth of its shares over a three-year period. Under this program, the company repurchased a total of 9.4 million shares of its common stock for $321 million during Q2 FY16.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 25, 2015. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On February 13, 2015, Best Buy completed the sale of its Five Star business in China and as a result Five Star’s Q2 FY15 financial results are reflected in discontinued operations. Q2 FY15 Enterprise revenue and International revenue, respectively, as reported on August 26, 2014, was $8.90 billion and $1.31 billion. Additionally, on March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores and the conversion of the remaining 65 Future Shop stores to the Best Buy brand.

(2) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations.

The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

(3) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q2 FY16 Enterprise and Domestic comparable sales of 3.8% include approximately 110 basis points of impact from this classification difference. The impact on the gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to periods prior to the introduction of installment billing.

(4) Enterprise comparable sales for Q2 FY15 include revenue from continuing operations in the International segment. Excluding the International segment, Enterprise comparable sales for Q2 FY15 would have been negative 2.0%, or equal to Domestic comparable sales, for the same period.

(5) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude CRT Litigation settlements, restructuring charges, non-restructuring asset impairments, other Canadian brand consolidation charges, gains on investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended August 1, 2015, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(6) On November 14, 2011, Best Buy filed a lawsuit captioned In re Cathode Ray Tube Antitrust Litigation in the United States District
Court for the Northern District of California (“CRT Litigation”). The company alleges that the defendants engaged in price fixing in violation of antitrust regulations relating to cathode ray tubes for the time period between March 1, 1995 and November 25, 2007. No trial date has been set. In connection with this action, the company received settlement proceeds net of legal expenses and costs in the amount of $8 million in Q2 FY16. Best Buy will continue to litigate against the remaining defendants and expect further settlement discussions as this matter proceeds; however, it is uncertain whether the company will recover additional settlement sums or a favorable verdict at trial.

(7) The company has consolidated certain line items from the Reconciliation of Non-GAAP Financial Measures schedule included at the back of this earnings release. The impact of non-restructuring SG&A charges line includes (1) non-restructuring asset impairments and (2) other Canadian brand consolidation charges. The impact of restructuring charges line includes (1) restructuring charges and (2) restructuring charges - COGS.

(8) According to The NPD Group’s Weekly Tracking Service as published August 10, 2015, revenue for the CE (Consumer Electronics) industry declined 1.3% during the 13 weeks ended August 1, 2015 compared to the 13 weeks ended August 2, 2014. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

Jeff Shelman, Public Relations
(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	Aug 1, 2015	Aug 2, 2014	Aug 1, 2015	Aug 2, 2014
Revenue	$8,528	$8,459	$17,086	$17,098
Cost of goods sold	6,433	6,481	12,953	13,153
Restructuring charges - cost of goods sold	(3)	—	5	—
Gross profit	2,098	1,978	4,128	3,945
Gross profit %	24.6%	23.4%	24.2%	23.1%
Selling, general and administrative expenses	1,811	1,748	3,577	3,503
SG&A %	21.2%	20.7%	20.9%	20.5%
Restructuring charges	(1)	5	177	7
Operating income	288	225	374	435
Operating income %	3.4%	2.7%	2.2%	2.5%
Other income (expense):
Gain on sale of investments	—	2	2	2
Investment income and other	4	6	11	10
Interest expense	(20)	(23)	(40)	(46)
Earnings from continuing operations before income tax (benefit) expense	272	210	347	401
Income tax (benefit) expense	108	73	146	(205)
Effective tax rate	39.8%	34.8%	42.1%	(51.3)%
Net earnings from continuing operations	164	137	201	606
Earnings from discontinued operations, net of tax	—	10	92	2
Net earnings including noncontrolling interest	164	147	293	608
Net earnings from discontinued operations attributable to noncontrolling interests	—	(1)	—	(1)
Net earnings attributable to Best Buy Co., Inc. shareholders	$164	$146	$293	$607

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$164	$137	$201	$606
Net earnings from discontinued operations	—	9	92	1
Net earnings attributable to Best Buy Co., Inc. shareholders	$164	$146	$293	$607

Basic earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.47	$0.39	$0.57	$1.74
Discontinued operations	—	0.03	0.26	—
Basic earnings per share	$0.47	$0.42	$0.83	$1.74

Diluted earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.46	$0.39	$0.57	$1.73
Discontinued operations	—	0.03	0.25	—
Diluted earnings per share	$0.46	$0.42	$0.82	$1.73

Dividends declared per common share	$0.23	$0.17	$0.97	$0.34

Weighted average common shares outstanding (in millions)
Basic	349.6	349.3	351.0	348.4
Diluted	353.9	352.2	355.8	351.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Five Star
	Aug 1, 2015	Aug 2, 2014	Aug 2, 2014[1]
ASSETS
Current assets
Cash and cash equivalents	$1,800	$2,141	$1,929
Short-term investments	1,695	939	907
Receivables, net	1,025	1,005	975
Merchandise inventories	4,995	5,583	5,296
Other current assets	730	943	779
Current assets held for sale	—	—	725
Total current assets	10,245	10,611	10,611
Property and equipment, net	2,235	2,532	2,400
Goodwill	425	425	425
Intangibles, net	18	100	64
Other assets	610	681	681
Noncurrent assets held for sale	33	—	168
TOTAL ASSETS	$13,566	$14,349	$14,349

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,680	$5,244	$4,755
Unredeemed gift card liabilities	371	371	370
Deferred revenue	316	442	369
Accrued compensation and related expenses	285	287	276
Accrued liabilities	778	796	754
Accrued income taxes	26	68	64
Current portion of long-term debt	382	43	43
Current liabilities held for sale	—	—	620
Total current liabilities	6,838	7,251	7,251
Long-term liabilities	879	976	959
Long-term debt	1,227	1,592	1,592
Long-term liabilities held for sale	—	—	17
Equity	4,622	4,530	4,530
TOTAL LIABILITIES & EQUITY	$13,566	$14,349	$14,349

(1) Represents Condensed Consolidated Balance Sheet as of August 2, 2014, recast to present the Five Star business in China as held for sale.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	Aug 1, 2015	Aug 2, 2014
OPERATING ACTIVITIES
Net earnings	$293	$608
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	326	319
Restructuring charges	182	8
Gain on sale of business, net	(99)	(1)
Stock-based compensation	55	40
Deferred income taxes	(41)	(394)
Other, net	10	8
Changes in operating assets and liabilities:
Receivables	268	301
Merchandise inventories	168	(205)
Other assets	(9)	17
Accounts payable	(335)	120
Other liabilities	(284)	(270)
Income taxes	(226)	(64)
Total cash provided by operating activities	308	487

INVESTING ACTIVITIES
Additions to property and equipment	(293)	(258)
Purchases of investments, net	(239)	(715)
Proceeds from sale of business, net of cash transferred upon sale	92	37
Change in restricted assets	(46)	26
Settlement of net investment hedges	8	—
Other, net	—	3
Total cash used in investing activities	(478)	(907)

FINANCING ACTIVITIES
Repurchase of common stock	(321)	—
Repayments of debt, net	(13)	(12)
Dividends paid	(341)	(118)
Issuance of common stock	28	17
Other, net	7	(1)
Total cash used in financing activities	(640)	(114)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(16)	(3)
DECREASE IN CASH AND CASH EQUIVALENTS	(826)	(537)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	2,432	2,678
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	194	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,800	$2,141

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Six Months Ended
	Aug 1, 2015	Aug 2, 2014	Aug 1, 2015	Aug 2, 2014
Revenue	$7,878	$7,585	$15,768	$15,366
Gross profit	$1,946	$1,778	$3,832	$3,541
SG&A	$1,636	$1,521	$3,220	$3,056
Operating income	$309	$258	$613	$484

Key Metrics
Comparable sales % change[1]	3.8%	(2.0)%	2.2%	(1.6)%
Comparable sales % change, excluding installment billing[2]	2.7%	(2.0)%	1.0%	(1.6)%
Comparable online sales % change[1]	17.0%	22.0%	10.8%	25.7%
Gross profit as a % of revenue	24.7%	23.4%	24.3%	23.0%
SG&A as a % of revenue	20.8%	20.1%	20.4%	19.9%
Operating income as a % of revenue	3.9%	3.4%	3.9%	3.1%

Non-GAAP Results[3]
Gross profit	$1,936	$1,778	$3,744	$3,541
Gross profit as a % of revenue	24.6%	23.4%	23.7%	23.0%
SG&A	$1,623	$1,509	$3,185	$3,036
SG&A as a % of revenue	20.6%	19.9%	20.2%	19.8%
Operating income	$313	$269	$559	$505
Operating income as a % of revenue	4.0%	3.5%	3.5%	3.3%

International Segment Performance Summary	Three Months Ended		Six Months Ended
	Aug 1, 2015	Aug 2, 2014	Aug 1, 2015	Aug 2, 2014
Revenue	$650	$874	$1,318	$1,732
Gross profit	$152	$200	$296	$404
SG&A	$175	$227	$357	$447
Operating loss	$(21)	$(33)	$(239)	$(49)

Key Metrics
Comparable sales % change[1]	N/A	(3.8)%	N/A	(5.2)%
Gross profit as a % of revenue	23.4%	22.9%	22.5%	23.3%
SG&A as a % of revenue	26.9%	26.0%	27.1%	25.8%
Operating loss as a % of revenue	(3.2)%	(3.8)%	(18.1)%	(2.8)%

Non-GAAP Results[3]
Gross profit	$149	$200	$301	$404
Gross profit as a % of revenue	22.9%	22.9%	22.8%	23.3%
SG&A	$170	$227	$349	$446
SG&A as a % of revenue	26.2%	26.0%	26.5%	25.8%
Operating loss	$(21)	$(27)	$(48)	$(42)
Operating loss as a % of revenue	(3.2)%	(3.1)%	(3.6)%	(2.4)%
(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Bust Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International no longer has a comparable metric.
(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.
(3) Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Aug 1, 2015	Aug 2, 2014	Aug 1, 2015	Aug 2, 2014
Consumer Electronics	32%	31%	7.3%	0.2%
Computing and Mobile Phones	46%	47%	(0.8)%	(5.9)%
Entertainment	6%	6%	(2.0)%	16.1%
Appliances	10%	9%	20.7%	8.2%
Services[2]	5%	6%	(13.1)%	(8.9)%
Other	1%	1%	n/a	n/a
Total	100%	100%	2.7%	(2.0)%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Aug 1, 2015	Aug 2, 2014	Aug 1, 2015	Aug 2, 2014
Consumer Electronics	32%	31%	7.3%	0.2%
Computing and Mobile Phones	47%	47%	1.5%	(5.9)%
Entertainment	6%	6%	(2.0)%	16.1%
Appliances	10%	9%	20.7%	8.2%
Services[2]	5%	6%	(13.1)%	(8.9)%
Other	<1%	1%	n/a	n/a
Total	100%	100%	3.8%	(2.0)%

	Revenue Mix Summary
	Three Months Ended
International Segment[3]	Aug 1, 2015	Aug 2, 2014
Consumer Electronics	31%	31%
Computing and Mobile Phones	48%	49%
Entertainment	7%	7%
Appliances	7%	6%
Services[2]	6%	6%
Other	1%	1%
Total	100%	100%

(1) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3) The Canadian brand consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue has been removed from the comparable sales base and International no longer has a comparable metric until International revenue is again comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Aug 1, 2015		Aug 2, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$1,946	24.7%	$1,778	23.4%
CRT settlements[1]	(10)	(0.1)%	—	—%
Non-GAAP gross profit	$1,936	24.6%	$1,778	23.4%

SG&A	$1,636	20.8%	$1,521	20.1%
CRT settlement legal fees and costs[1]	(2)	—%	—	—%
Non-restructuring asset impairments - SG&A	(11)	(0.1)%	(12)	(0.2)%
Non-GAAP SG&A	$1,623	20.6%	$1,509	19.9%

Operating income	$309	3.9%	$258	3.4%
Net CRT settlements[1]	(8)	(0.1)%	—	—%
Non-restructuring asset impairments - SG&A	11	0.1%	12	0.2%
Restructuring charges	1	—%	(1)	—%
Non-GAAP operating income	$313	4.0%	$269	3.5%

International - Continuing Operations
Gross profit	$152	23.4%	$200	22.9%
Restructuring charges - COGS	(3)	(0.5)%	—	—%
Non-GAAP gross profit	$149	22.9%	$200	22.9%

SG&A	$175	26.9%	$227	26.0%
Other Canada brand consolidation charges - SG&A2	(2)	(0.3)%	—	—%
Non-restructuring asset impairments - SG&A	(3)	(0.5)%	—	—%
Non-GAAP SG&A	$170	26.2%	$227	26.0%

Operating loss	$(21)	(3.2)%	$(33)	(3.8)%
Restructuring charges - COGS	(3)	(0.5)%	—	—%
Other Canada brand consolidation charges - SG&A2	2	0.3%	—	—%
Non-restructuring asset impairments - SG&A	3	0.5%	—	—%
Restructuring charges	(2)	(0.3)%	6	0.7%
Non-GAAP operating loss	$(21)	(3.2)%	$(27)	(3.1)%

	Three Months Ended		Three Months Ended
	Aug 1, 2015		Aug 2, 2014
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,098	24.6%	$1,978	23.4%
CRT settlements[1]	(10)	(0.1)%	—	—%
Restructuring charges - COGS	(3)	—%	—	—%
Non-GAAP gross profit	$2,085	24.4%	$1,978	23.4%

SG&A	$1,811	21.2%	$1,748	20.7%
CRT settlement legal fees and costs[1]	(2)	—%	—	—%
Other Canada brand consolidation charges - SG&A2	(2)	—%	—	—%
Non-restructuring asset impairments - SG&A	(14)	(0.2)%	(12)	(0.1)%
Non-GAAP SG&A	$1,793	21.0%	$1,736	20.5%

Operating income	$288	3.4%	$225	2.7%
Net CRT settlements[1]	(8)	(0.1)%	—	—%
Restructuring charges - COGS	(3)	—%	—	—%
Other Canada brand consolidation charges - SG&A2	2	—%	—	—%
Non-restructuring asset impairments - SG&A	14	0.2%	12	0.1%
Restructuring charges	(1)	—%	5	0.1%
Non-GAAP operating income	$292	3.4%	$242	2.9%

Net earnings	$164		$137
After-tax impact of net CRT settlements	(9)		—
After-tax impact of restructuring charges - COGS	(1)		—
After-tax impact of other Canada brand consolidation charges - SG&A2	1		—
After-tax impact of non-restructuring asset impairments - SG&A	11		8
After-tax impact of restructuring charges	8		4
After-tax impact of gain on investments, net	—		(1)
Non-GAAP net earnings	$174		$148

Diluted EPS	$0.46		$0.39
Per share impact of net CRT settlements[1]	(0.03)		—
Per share impact of restructuring charges - COGS	—		—
Per share impact of other Canada brand consolidation charges - SG&A2	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.03		0.02
Per share impact of restructuring charges	0.03		0.01
Per share impact of gain on investments, net	—		—
Non-GAAP diluted EPS	$0.49		$0.42

	Six Months Ended		Six Months Ended
	Aug 1, 2015		Aug 2, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$3,832	24.3%	$3,541	23.0%
CRT settlements[1]	(88)	(0.6)%	—	—%
Non-GAAP gross profit	$3,744	23.7%	$3,541	23.0%

SG&A	$3,220	20.4%	$3,056	19.9%
CRT settlement legal fees and costs[1]	(13)	(0.1)%	—	—%
Non-restructuring asset impairments - SG&A	(22)	(0.1)%	(20)	(0.1)%
Non-GAAP SG&A	$3,185	20.2%	$3,036	19.8%

Operating income	$613	3.9%	$484	3.1%
Net CRT settlements[3]	(75)	(0.5)%	—	—%
Non-restructuring asset impairments - SG&A	22	0.1%	20	0.1%
Restructuring charges	(1)	—%	1	—%
Non-GAAP operating income	$559	3.5%	$505	3.3%

	Six Months Ended		Six Months Ended
	Aug 1, 2015		Aug 2, 2014
International - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$296	22.5%	$404	23.3%
Restructuring charges - COGS	5	0.4%	—	—%
Non-GAAP gross profit	$301	22.8%	$404	23.3%

SG&A	$357	27.1%	$447	25.8%
Other Canada brand consolidation charges - SG&A2	(5)	(0.4)%	—	—%
Non-restructuring asset impairments - SG&A	(3)	(0.2)%	(1)	(0.1)%
Non-GAAP SG&A	$349	26.5%	$446	25.8%

Operating loss	$(239)	(18.1)%	$(49)	(2.8)%
Restructuring charges - COGS	5	0.4%	—	—%
Other Canada brand consolidation charges - SG&A2	5	0.4%	—	—%
Non-restructuring asset impairments - SG&A	3	0.2%	1	0.1%
Restructuring charges	178	13.5%	6	0.3%
Non-GAAP operating loss	$(48)	(3.6)%	$(42)	(2.4)%

Consolidated - Continuing Operations
Gross profit	$4,128	24.2%	$3,945	23.1%
CRT settlements[1]	(88)	(0.5)%	—	—%
Restructuring charges - COGS	5	—%	—	—%
Non-GAAP gross profit	$4,045	23.7%	$3,945	23.1%

SG&A	$3,577	20.9%	$3,503	20.5%
CRT settlement legal fees and costs[1]	(13)	(0.1)%	—	—%
Other Canada brand consolidation charges - SG&A2	(5)	—%	—	—%
Non-restructuring asset impairments - SG&A	(25)	(0.1)%	(21)	(0.1)%
Non-GAAP SG&A	$3,534	20.7%	$3,482	20.4%

Operating income	$374	2.2%	$435	2.5%
Net CRT settlements[1]	(75)	(0.4)%	—	—%
Restructuring charges - COGS	5	—%	—	—%
Other Canada brand consolidation charges - SG&A2	5	—%	—	—%
Non-restructuring asset impairments - SG&A	25	0.1%	21	0.1%
Restructuring charges	177	1.0%	7	—%
Non-GAAP operating income	$511	3.0%	$463	2.7%

Net earnings	$201		$606
After-tax impact of net CRT settlements[1]	(53)		—
After-tax impact of restructuring charges - COGS	4		—
After-tax impact of other Canada brand consolidation charges - SG&A2	3		—
After-tax impact of non-restructuring asset impairments - SG&A	18		14
After-tax impact of restructuring charges	133		5
After-tax impact of gain on investments, net	(1)		(1)
Income tax impact of Europe legal entity reorganization[3]	—		(353)
Non-GAAP net earnings	$305		$271

Diluted EPS	$0.57		$1.73
Per share impact of net CRT settlements[1]	(0.15)		—
Per share impact of restructuring charges - COGS	0.01		—
Per share impact of other Canada brand consolidation charges - SG&A2	0.01		—
Per share impact of non-restructuring asset impairments - SG&A	0.05		0.04
Per share impact of restructuring charges	0.37		0.01
Per share impact of gain on investments, net	—		—
Per share impact of income tax effect of Europe legal entity reorganization[3]	—		(1.01)
Non-GAAP diluted EPS	$0.86		$0.77

(1) Represents CRT Litigation settlements reached in each reported period, net of related legal fees and costs.

(2) Represents charges related to the Canadian brand consolidation, primarily due to retention bonuses and other store-related costs that did not qualify as restructuring charges.

(3) Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in Q1 FY15.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	August 1, 2015[2]	August 2, 2014[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,390	$987
Operating income (loss) - discontinued operations	65	(13)
Total operating income	1,455	974
Add: Operating lease interest[3]	428	465
Add: Investment income	21	31
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	(1)	(2)
Less: Income taxes[4]	(767)	(633)
NOPAT	$1,136	$835
Add: Restructuring charges and impairments[5]	175	249
Non-GAAP NOPAT	$1,311	$1,084

Average Invested Capital
Total assets	$14,575	$14,336
Less: Excess cash[6]	(3,201)	(2,386)
Add: Capitalized operating lease obligations[7]	6,855	7,440
Total liabilities	(9,810)	(10,164)
Exclude: Debt[8]	1,618	1,652
Less: Noncontrolling interests	(2)	(3)
Average invested capital	$10,035	$10,875

Non-GAAP return on invested capital (ROIC)	13.1%	10.0%

Calculation of Return on Assets[1]
	August 1, 2015[2]	August 2, 2014[2]
Net earnings including noncontrolling interests	$919	$957
Total assets	14,575	14,366
Return on assets (ROA)	6.3%	6.7%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.